As submitted to the Securities and Exchange Commission on November 15, 2016
Nano Stone Inc.
Up to 2,640,000 Shares of Common Stock
Minimum purchase: 200 Shares ($1,360)
We are offering up to 2,640,000 shares of common stock on a "best efforts" basis. Since there is no minimum amount of securities that must be purchased, all investor funds will be available to the company upon commencement of this Offering and no investor funds will be returned if an insufficient number of shares are sold to cover the expenses of this Offering and provide net proceeds to the company.
Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov
Sale of these shares will commence two days after the Offering Statement filed with the Commission is qualified.
There is currently no trading market for our common stock.
These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 5.

Underwriting

Number of

Price to

discount and

Proceeds to

Proceeds to

Shares

Public

commissions (1)

issuer (2)

other persons

Per share

1

$
 6.80

$
 0.00

$
 6.80

$
 0.00

Total Maximum

2,640,000

$
17,952,000

$
 0.00

$
 17,952,000

$
 0.00

(1)
We are not currently using commissioned sales agents or underwriters.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.
The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been subscribed, (2) the date which is one year from this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion.
We are following the "Offering Circular" format of disclosure under Regulation A.
2125 Center Ave, Suite 414, Fort Lee, New Jersey 07024; +1 (201) 367-8436; http://nanostoneinc.com/
The date of this Offering Circular is November 15, 2016

TABLE OF CONTENTS
1.      SUMMARY OF INFORMATION IN OFFERING CIRCULAR 3
2.      RISK FACTORS 4
3.      DILUTION 12
4.      PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS 13
5.      USE OF PROCEEDS TO ISSUER 14
6.       DESCRIPTION OF BUSINESS 15
7.      DESCRIPTION OF PROPERTY 25
8.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 26
9.      DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES 28
10.      COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS 31
11.      SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS 32
12.      INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS 33
13.      SECURITIES BEING OFFERED 34
14.      FINANCIAL STATEMENTS 35
15.      INDEX TO EXHIBITS 50
16.     SIGNATURES 51

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

1.      SUMMARY OF INFORMATION IN OFFERING CIRCULAR
The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular., including, but not limited to, the risk factors beginning on page 4. References to "Nano Stone," "we," "us," "our," or the "company" mean Nano Stone Inc.
Our Company
Nano Stone is a pioneer in the development of unique granite and marble finished products with its disruptive Nano technology that provides eco-friendly & durable attributes to natural stones. The company's Nano technology chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes. This unique technology was developed through years of research with millions of dollars of investments before achieving this level of perfection. The resulting product is a cost-effective game changing disruptive innovation ready for the broader market for up gradation in building materials for interior and exterior building design, new construction and home remodeling projects. Nano Stone's premium quality stone is easier to maintain, eco-friendly and optimizes the use of scarce natural resources by allowing for thinner tiles with reduced breakage during transport, installation, and general use.
This Offering
Securities offered
Maximum of 2,640,000 shares of common stock ($17,952,000 )

Common stock
8,800,000 shares
outstanding before the

Offering

Common stock
11,440,000 shares
outstanding after the

Offering

Use of proceeds
The use of proceeds from the Offering will be used to fund four key areas: (i) hiring additional key members of the management team; (ii) developing (diversified) production infrastructure; (iii) continuing development of technology and product lineup; and (iv) expanding sales, marketing, and distribution capabilities in new markets.

Risk factors
Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the "Risk Factors" section of this Offering Circular.

2.      RISK FACTORS
Investing in our shares involves risk. In evaluating Nano Stone Inc., and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect Nano Stone's business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as variations of Nano technology). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.
We are an early stage company and have not yet generated any revenues
Nano Stone has had no net income with only a few months operating history, and no revenues generated since its inception. There is no assurance that Nano Stone will ever be profitable or generate sufficient revenue to pay dividends to the holders of the shares. Nano Stone believes that its ability to generate revenues will be hampered without successfully completing the current funding, which involves substantial risk. As a result, Nano Stone is dependent upon the proceeds of this Offering and additional fund raises to be able to fulfill its production and its purchasing orders. If planned operating levels are changed, higher operating costs encountered, lower sales revenue received, more time is needed to implement the plan, or less funding received from customer deposits or sales, more funds than currently anticipated may be required. Additional difficulties may be encountered during this stage of development, such as unanticipated problems relating to production, natural stone's vendor supply cost, manufacturing costs and production, if additional capital is not available when required, if at all, or is not available on acceptable terms, Nano Stone may be forced to modify or abandon its business plan.
The company has realized operating losses to date and expects to incur losses in the future
The company has operated at a loss since inception, and these losses are likely to continue. Nano Stone's net losses for 2016 were $46,806. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.
We are controlled by our Chairman/founders, whose interests may differ from those of the other shareholders.
As of the date of this Offering Circular, Sanjay Mody, own the majority of shares of the company's common stock, and his majority ownership might continue even after the issuance of the shares. Therefore, Mr. Mody is now and could be in the future in a position to elect or change the members of the board of directors and to control Nano Stone's business and affairs including certain significant corporate actions, including but not limited to acquisitions, the sale or purchase of assets and the issuance and sale of Nano Stone' shares. Nano Stone also may be prevented from entering into transactions that could be beneficial to the other holders of the shares without Mr. Mody's consent. Mr. Mody's interests might differ from the interests of other shareholders.
The company will face significant market competition, which could adversely affect the Company's results of operations and financial condition
Our Nano Stone granite and marble products compete with a number of other surface materials such as natural granite, natural marble, laminate, quartz, manufactured solid surface, concrete, stainless steel and wood. We compete with these surface materials on a range of factors, including brand awareness, product quality, new product development and time to market, pricing, customer service and breadth of product offerings. Since we seek to position our products as a high-end and premium alternative to other surface materials and other surfaces, the perception among end-consumers of the quality of our products is a key competitive differentiator. Our revenues and net income may be adversely affected if manufacturers of other surface materials successfully brand their products as premium products or consumers place less value on premium branded Nano Stone products. In addition, changes in any of these competitive factors may be sufficient to cause a distributor to change manufacturers, which would harm our sales in that jurisdiction.
The manufacturers of other products consist of a number of regional and global competitors. The market is highly fragmented and is also comprised of a number of regional and global competitors. Large multinational companies have invested in various production capabilities. We believe that we are likely to encounter strong competition from these multinational companies and other larger manufacturers as a result of consolidation in the industry in the future.
The number of our direct competitors and the intensity of competition may increase as we expand into other markets or applications, or as other companies expand into our operating markets or applications. Some of our competitors may be able to adapt to changes in consumer preferences and demand more quickly, devote greater resources to design innovation and establishing brand recognition, manufacture more versatile slab sizes, implement processes to lower costs, acquire complementary businesses, such as raw material suppliers or quarries, and expand more rapidly or adopt more aggressive pricing policies than we can. Competitors may have incorporated or may in the future incorporate more advanced technology in their manufacturing processes, including more advanced automation techniques. A number of our competitors have greater financial and capital resources than we do and continue to invest heavily to achieve increased production efficiencies and brand recognition. Competitors may also be in a better position to access emerging sales channels in various markets. Our inability to meet these challenges could result in a loss of distributors, customers, end-consumers and/or market share, and pricing pressures caused by such competition could reduce the sales of our products, our revenues and margins thereby adversely affecting our business, financial condition and results of operations.
Market risks and the economy condition might cause significant risks and uncertainties
Downturns in new construction, renovation and remodeling sectors of the economy generally and a lack of availability of credit could adversely impact end-consumers and lower demand for our products, which in turn could cause our revenues and net income to decrease.
Our products are used for both internal and external applications in residential, commercial construction and remodeling spending. Spending on renovation and remodeling and new construction depends significantly on the availability of credit, as well as other factors such as interest rates, consumer confidence, government programs and unemployment. Any of these factors could result in a tightening of lending standards by financial institutions and reduce the ability of consumers to finance renovation and remodeling expenditures or home purchases. Ability to access financing varies across our operating markets. If real estate values decline, credit tightens, or consumer and commercial spending decreases, we may be unable to grow our business and our revenues and net income may be adversely affected.
Nano Stone mitigates the inherent volatility of the construction business cycle in three ways.
First, the Company works with lead times and initiates the placement of the product with architect and developer from the early stages in portfolio of businesses, some with counter-cyclical properties, thereby providing diversification benefits across the sector.
Second, Nano Stone management exercise caution in planning the expansion and conducting business so that we are never exposed to one particular client, country or commercial activity.
Finally, by deliberately choosing specialist niche activities, Nano Stone's operations are less susceptible to wild swings in competitive behavior, allowing the company to position itself in less volatile segments of the construction industry, remodeling and kitchen countertop markets.
Our revenues are subject to significant geographic concentration and any disruption to sales within one of our key existing markets could materially and adversely impact our results of operations and prospects.
Our sales are currently subject to significant geographic concentration. Most of our sales are currently in Korea, Japan, and China although we are rapidly expanding into a number of global markets including the Americas, MENA, Europe, and other markets in the Far East. Our operations depend significantly upon general economic and other conditions in these countries. Each country has different characteristics and our results of operations could be adversely impacted by a range of factors, including local competitive changes, changes in consumers' granite and marble preferences, and regulatory changes that specifically impact these markets. General economic conditions and our sales could be adversely impacted by future increases in interest rates placing pressure on the affordability of renovation and remodeling and new construction projects, and the strength of the dollar vs. local currencies in which our products are sold making competitors' products more competitive than our products, which may not be offset by any increased profitability we may experience from a stronger dollar. Although we face different challenges and risks in each of these markets, due to the existence of a high level of geographic concentration, should an adverse event occur in any of these jurisdictions, our results of operations and prospects could be impacted disproportionately.
We depend on key personnel
Nano Stone's future success depends on the efforts of key personnel, including its senior executive team. Nano Stone does not currently carry any key man life insurance on its key personnel or its senior executive team. However, Nano Stone intends to obtain such insurance upon closing this Offering. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on Nano Stone. There can be no assurance that Nano Stone will be successful in attracting and retaining the personnel.
We protect our IP using trade secrets but a competitor may develop technology that competes with ours and likewise could enter the market, which could adversely impact our sales and margins.
We are not aware of any competitor with our technology, but as is the case with all technology, a competitor could develop a solution equal or better than ours. Some of these competitors already have industry know-how, larger capital resources, and in time could develop technical capabilities to manufacture products similar to our products and other competitors may do so in the future. Competition of this nature may increase in the markets in which we operate and may develop in new markets. Even if these competitors are unable to compete with us in all markets in which we sell, the introduction of similar products may result in lowering or eliminating the value that distributors and end-consumers place on our premium brand and products. Such competition or change in perception could result in significantly lower sales and reduced profit margins. The company will require intellectual property protection and may be subject to the intellectual property claims of others.
We have experienced quarterly fluctuations in revenues and net income as a result of seasonal factors and building construction cycles which are hard to predict with certainty. We expect that such quarterly fluctuations will increase in the future as we shift to selling through direct channels.
Our results of operations are impacted by seasonal factors, including construction and renovation cycles. We expect that seasonal factors will have a greater impact on our revenue, adjusted EBITDA and adjusted net income in the future as we continue to increase our global distribution. At the same time, our fixed costs will also increase as a result of our shift to global market distribution and, therefore, the impact of seasonal fluctuations in our revenues on our profit margins, adjusted EBITDA and adjusted net income will likely be magnified in future periods. In addition, adverse weather in a particular quarter or a prolonged winter period could further impact our quarterly results. Our future results of operations may experience substantial fluctuations from period to period as a consequence of these factors even if they do not reflect a change in the overall performance of our business.
Our founder and his associates recently personally acquired all of the assets including Nano Stone's unique technology and all assets of the predecessor Nano Stone Co., Ltd. that they contributed entirely into Nano Stone Inc. and may face challenges as the Company integrates these assets and implements our sales, marketing, branding, and manufacturing strategies in the US and global markets. In addition, as a result of these acquisitions, historical results from Nano Stone Co., Ltd. may not be indicative of our future results.
In May 2016, we established Nano Stone Inc. and in June 2016, we acquired the assets and IP from Sanjay Mody and his associates that they had acquired from Nano Stone Co., Ltd from Korea. We must successfully integrate and manage the technology and operations in order to successfully implement our growth strategies. There can be no assurance that we will be successful in our efforts to integrate our recent acquisitions.
Our historical financial information does not reflect the performance of Nano Stone Co., Ltd. because we did not purchase the entity; it was only an asset acquisition transaction. Consequently, it may also be difficult for investors to compare our future results to our historical results or to evaluate our relative performance or trends in our business.
Consolidation in our industry may increase the competitive pressures to which we are subject and may enhance our competitors' manufacturing, sales and marketing capabilities.
Due to the highly fragmented nature of the granite and marble market, we believe that consolidation is likely and a smaller number of large companies may take leading market positions. We believe we would encounter strong competition from any such larger companies following their consolidation. Larger companies are likely to benefit from economies of scale that are becoming important to remain competitive in an increasingly global granite and marble market. Such economies of scale will be increasingly important as the market matures in the future. In addition, larger companies may have significantly greater resources than we do to penetrate markets, in particular, by investing significant sums in raising awareness for their brand among end-consumers in order to drive sales of their products, as well as by operating manufacturing facilities closer to customers and end-consumers in various regions worldwide. If we are unable to grow our business organically or undertake our own acquisitions, we may lose market share, which could adversely affect our business, financial condition and results of operations.
Impact of Government policy
Through its impact on local interest rates and the pace of public sector infrastructure development, government policy has an impact on overall construction activity in the key markets. Nano Stone is not reliant on public sector works for its core business, but it maintains sufficient capacity to capitalize on opportunities when they arise.
Legal claims could be filed that would have a material adverse effect on our business, operating results and financial condition. We may in the future face risks of litigation and liability claims on environmental, product liability and other matters, the extent of such exposure can be difficult or impossible to estimate and which can negatively impact our financial condition and results of operations.
Although there is no current pending litigation against our company, not is there any known environmental or health related hazard associated with our product, in the future, employees or end users may threaten lawsuit for contracted illnesses that they believe is due to the handling, manufacturing, processing, or use of products.
Our operations are subject to numerous local laws and regulations relating to pollution and the protection of the environment, including those governing emissions to air, discharges to water, soil and water contamination, import, purchase, use, storage and transport of hazardous materials, storage, treatment and disposal of waste and protection of worker health and safety. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. Although we are not aware of any compliance related issues, we may not have been, or may not be, at all times, in complete compliance with all requirements, and we may incur material costs or liabilities in connection with such requirements, or in connection with remediation at sites we own, or third-party sites where it has been alleged that we have liability, in excess of the amounts we have accrued. We may also incur unexpected interruptions to our operations, administrative injunctions requiring operation stoppages, fines and other penalties. Continued government and public emphasis on environmental issues may require increased future investments for environmental controls at new or ongoing operations, which could negatively impact our financial condition and results of operations.
There can also be no assurance that any insurance coverage we take will be adequate or that we will prevail in any future cases. We can provide no assurance that we will be able to obtain product liability insurance that would protect us from any such lawsuits. We are not currently subject to any claims from our employees or customers; however, we may be subject to such claims in the future. In the event that are not covered by insurance, our management could expend significant time addressing any such
Our results of operations may be adversely affected by fluctuations in currency exchange rates and we may not have adequately hedged against them.
We will conduct business in multiple countries, which exposes us to risks associated with fluctuations in currency exchange rates between the U.S. dollar (our functional and reporting currency) and the other currencies in which we conduct business. Although we currently do not engage in derivatives transactions, we may in the future engage in such transactions such as forward contracts to minimize our currency risk, future currency exchange rate fluctuations that we have not adequately hedged could adversely affect our profitability.
If the Company is required to write down tangible and/or intangible asset values, the Company's financial condition and results would be negatively affected.
When Nano Stone issued equity in consideration of assets contributed, a substantial portion of the value was for intangible trade secrets and technology as well as other identifiable tangible assets.
If the Company determines either tangible or intangible assets are impaired, Nano Stone will be required to write down these assets. Any write-down would have a negative effect on the consolidated financial statements. If other negative business factors exist, the Company may be required to perform additional impairment analysis, which could result in an impairment of up to the entire balance of the Company's tangible and intangible asset value.
A key element of our strategy is to expand our sales in certain global markets, which will require a substantial effort to build awareness and develop the new Nano Stone product market, and our failure to do so would have a material adverse effect on our future growth and prospects.
A key element of our strategy is to grow our business by expanding sales of our products in certain global markets that we believe have high growth potential, but in which we have no presence or a limited presence. Our success will depend, in large part, upon consumer acceptance and adoption of our products in these markets. Consumer tastes and preferences differ in the markets into which we are expanding as compared to those in which we already have substantial sales. We may also seek to expand into additional markets in the future. We will face several challenges in achieving consumer acceptance and adoption of our products in these markets,
Changes in the prices of our raw materials, particularly natural stones, chemicals have increased our costs and decreased our margins and net income in the past and may increase our costs and decrease our margins in the future.
Our cost of sales and overall results of operations may get impacted by fluctuations in natural stone and chemical prices. The cost of both natural stones and our proprietary chemical is a function of, among other things, manufacturing capacity, demand and the price of raw materials. We do not have long-term supply contracts with our suppliers. We generally purchase our materials as required and have found that increases in their prices are difficult to pass on to our customers. Our suppliers are currently unwilling to agree to preset prices for periods longer than a few months. These increases may adversely impact our margins in the future. Any such further increases in chemicals and stone prices may adversely impact our margins and net income.
We may depend on third-party distributors for the timely and accurate reporting of information related to the distribution of our products.
Generally, we will have our distributors disclose to us sales volumes and other information on a monthly or quarterly basis. Among other things, the purpose of these disclosures is to enable us to monitor the level of sales to end-consumers and ensure that our distributors are not accumulating excessive quantities of our products in their inventory. We do not have audit rights with respect to these reports by our third-party distributors and, therefore, cannot verify their accuracy. An inaccurate report as to sales volumes could result in a significant and unexpected decline in sales to a distributor during a particular quarter. Even if the reports are accurate, a distributor may make subsequent revisions to the information it has provided or we may fail to understand the future sales prospects of a distributor. Either of these events could result in the accumulation of excess inventory by that distributor and unexpected fluctuations in our sales. Any of these events could adversely affect or cause unexpected fluctuations in our results of operations.
We sell our products globally. Our operating results may suffer if we are unable to manage our international operations effectively.
Our sales and operations are subject to risks and uncertainties, including:
* fluctuations in exchange rates;
* fluctuations in transportation costs and transportation and time-to-market delays;
* unpredictability of foreign currency exchange controls;
* compliance with unexpected changes in regulatory requirements;
* compliance with a variety of local regulations and laws;
* difficulties in collecting accounts receivable and longer collection periods;
* changes in tax laws and the interpretation of those laws; and
* difficulties enforcing intellectual property and contractual rights in certain jurisdictions.
In addition, certain jurisdictions could impose tariffs, quotas, custom duties, trade barriers and other similar restrictions on our sales. Moreover, our business operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, and other economic or political uncertainties. All of these risks could also result in increased costs or decreased revenues, either of which could adversely affect our profitability. Our business is also expected to subject us and our representatives, agents and distributors to laws and regulations of the jurisdictions in which we operate or our products are sold. We may depend on distributors and agents for compliance and adherence to local laws and regulations. As we continue to expand our business globally, we may have difficulty anticipating and effectively managing these and other risks that our global operations may face, which may adversely affect our business and our financial condition and results of operations.
We may have exposure for greater than anticipated tax liabilities.
We may enter into transfer pricing arrangements that establish transfer prices for our inter-company operations. However, our transfer pricing procedures will not be binding on the applicable taxing authorities. No official authority in any country has yet made a determination as to whether or not we are or will be operating in compliance with its transfer pricing laws. The amount of income tax that we pay could be adversely affected by earnings being lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates. Some of our new production lines may in the future be positioned to receive tax benefits from local authorities. As a result, the local taxing authorities could challenge our allocation of income between the facilities and contend that a larger portion of our income is subject to higher tax rates. Any change to the allocation of our income as a result of review by such taxing authorities could have a negative effect on our operating results and financial condition.
We depend on our senior management team and other skilled and experienced personnel to operate our business effectively, and the loss of any of these individuals could adversely affect our business and our future financial condition or results of operations.
We are dependent on the skills and experience of our senior management team and other skilled and experienced personnel. These individuals possess managerial, sales, marketing, manufacturing, logistical, financial and administrative skills that are important to the operation of our business. The loss of any of these individuals or an inability to attract, retain and maintain additional personnel could prevent us from implementing our business strategy and could adversely affect our business and our future financial condition or results of operations. We do not carry key man insurance with respect to any of our executive officers or other employees. We cannot assure you that we will be able to retain all of our existing senior management personnel or to attract additional qualified personnel when needed.
While key managers play a pivotal role in the strategic development of the Company, operational executives at all levels throughout the group are the primary commercial decision makers within their area of operational responsibility. These managers are given the opportunity to prove themselves in different commercial environments, providing a deep talent pool for future development throughout the Company.
Our limited resources and significant competition for business combination or acquisition opportunities may make it difficult for us to complete a combination or acquisition, and any combination or acquisition that we complete may disrupt our business and fail to achieve our intended objectives.
We expect to encounter competition from other participants in our industry. Many of these participants are well-established and have significant experience identifying and effecting acquisitions of companies.
These participants may possess greater technical, human and other resources, or more local industry knowledge than we do, and our financial resources may be relatively limited compared to many of them. In addition, while we believe there are a number of target businesses we might consider acquiring, including, in certain instances, our distributors, we may be unable to persuade those targets of the benefits of a combination or acquisition. Our ability to compete with respect to a combination with or acquisition of certain larger target businesses will be determined by, among other factors, our available financial resources. This inherent competitive limitation may give others an advantage in pursuing such combinations or acquisitions.
Any combination or acquisition that we effect, will be accompanied by a number of risks, including the difficulty of integrating the operations and personnel of the acquired business, the potential disruption of our ongoing business, the potential distraction of management, expenses related to the acquisition and potential unknown liabilities associated with acquired businesses. Any inability to integrate completed combinations or acquisitions in an efficient and timely manner could have an adverse impact on our results of operations. In addition, we may not recognize the expected synergies or benefits in connection with a future combination or acquisition. If we are not successful in completing combinations or acquisitions that we pursue in the future, we may incur substantial expenses and devote significant management time and resources without a successful result. In addition, future combinations or acquisitions could require use of substantial portions of our available cash or result in dilutive issuances of securities.
Any difficulties with, or interruptions of, our manufacturing could delay our output of products and harm our relationships with our customers. If we are unable to continue to manufacture our existing products, our results of operations and future prospects will suffer.
Any difficulties with or interruptions of our manufacturing operations could delay our output of products and harm our relationships with our customers. Due to the specialized nature of our manufacturing process, we have limited ability to outsource any part of our manufacturing to third parties. Delays in processing could delay our output of products and any future production line expansion plans.
Damage to our manufacturing facilities caused by human error, software or hardware failures, physical or electronic security breaches, power loss or other failures or circumstances beyond our control, including acts of God, fire, explosion, flood, war, insurrection or civil disorder, acts of, or authorized by, any government, terrorism, accident, labor trouble or shortage, or inability to obtain material, equipment or transportation could interrupt or delay our manufacturing or other operations. We may also encounter difficulties or interruption as a result of the application of enhanced manufacturing technologies or changes to production lines to improve our throughput, or to upgrade or repair our production lines. Labor disputes could result in a work stoppage or strikes by employees that could delay or interrupt our output of products. We may not be adequately insured to cover losses in the case of significant damage to our manufacturing facilities. Any damage to our facilities or interruption in manufacturing, whether due to limitations in manufacturing capacity or arising from factors outside our control, could result in delays in meeting contractual obligations and could have a material adverse effect on our relationships with our distributors and on our revenues.
There is no current market for the company's shares
There is no formal marketplace for the resale of Nano Stone's common stock. The shares may be traded on the over-the-counter market to the extent any demand exists. However, we do have plans to apply for or otherwise seek trading or quotation of the company's shares on an over-the-counter market in a later stage. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

3.      DILUTION
If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table demonstrates the dilution that new investors will experience relative to the company's net tangible book value as of August 31, 2016 of $16,883,940. Net tangible book value is the aggregate amount of the company's tangible assets, less its total liabilities. The table presents three scenarios: a $3 million raise from this Offering, a $10 million raise from this Offering and a fully subscribed $17, million raise from this Offering.

$2,999,997MM Raise

$9,999,998 MM Raise

$17,952,000MM Raise

Price per Share
$
6.80

$
6.80

$
6.80

Shares Issued

441,176

1,470,588

2,640,000

Capital Raised
$
2,999,997

$
9,999,998

$
17,952,000

Less: Offering Costs
$
(75,000
)
$
(75,000
)
$
(75,000
)
Net Offering Proceeds
$
2,924,997

$
9,924,998

$
17,877,000

Net Tangible Book Value Pre-Financing
$
            16,883,940

$
16,883,940

$
16,883,940

Net Tangible Book Value Post-Financing
$
19,808,937

$
26,808,938

$
34,760,940

Shares Issued and Outstanding Pre-Financing

8,800,000

8,800,000

8,800,000

Post-Financing Shares Issued and Outstanding

9,241,176

10,270,588

11,440,000

Net Tangible Book Value per Share Prior to Offering
$
1.919

$
1.919

$
1.919

Net Tangible Book Value per Share After Offering

2.144

2.610

3.039

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, if the maximum offering price is reached:
Maximum Offering:

Shares Purchased

Total Consideration

Average Price

Number

Percent

Amount

Percent

Per Share

Founders

8,800,000

77%

16,896,000

48.5%

$
 1.92

New Investors

2,640,000

23%

17,952,000

51.5%

$
 6.80

Total

11,440,000

100.0%

34,835,940

100.0%

$
 3.04

Another important way of assessing dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.
If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. The company has authorized and issued only one class or type of shares, common stock. Therefore, all of the company's current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.
4.      PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS
We are offering a maximum of 2,640,000 shares of common stock on a "best efforts" basis. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the company account established for this Offering or deliver checks made payable to Nano Stone Inc, the company may terminate the Offering at any time for any reason at its sole discretion.
After the Offering Statement has been qualified by the Securities and Exchange Commission, the company will accept tenders of funds to purchase the shares. The company may close on investments on a "rolling" basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be transferred directly to the Company. Each time the company accepts funds directly from the investors is defined as a "Closing". The company has engaged Colonial Stock Transfer Company, Inc, as the transfer agent and the agreement can be found in Exhibit 2.6 to the Offering Statement of which this Offering Circular is a part.
We are not currently selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.nanostoneinc.com, to provide notification of the Offering. Persons who desire information may be directed to a website owned and operated by an unaffiliated third party that provides technology support to issuers engaging in Regulation A offerings.
The company has entered into an agreement with Mr. Andy Altahawi/Adamson Brothers for the provision of filing Reg A tier 2 and structuring for which Adamson Brothers will charge 25,000 for the successful completion of this qualification. Mr. Altahawi is not affiliated with the company or its officers and directors in any way.
You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an "accredited investor" as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

5.      USE OF PROCEEDS TO ISSUER
We estimate that, at a per share price of $6.80, the net proceeds from the sale of the 2,640,000 shares in this Offering will be approximately $17,877,000, after deducting the estimated offering expenses of up to $75,000.
The net proceeds of this Offering will be used to fund four key areas: (i) hiring additional key members of the management team; (ii) developing (diversified) production infrastructure; (iii) continuing development of technology and product lineup; and (iv) expanding sales, marketing, and distribution capabilities in new markets.
Accordingly, we expect to use the net proceeds, estimated as discussed above, as follows, if we raise the maximum offering amount:

Maximum Offering

Amount

Percentage

Capital Expenditure & Infrastructure Development
$
 5,500,000

30.8%

Product Development
$
 1,000,000

5.6%

Sales & Marketing
$
3,000,000

16.8%

Fundraising
$
 1,000,000

5.6%

Working Capital (1)
$
7,377,000

41.3%

    Total
$
 17,877,000

100.0%

_________________
(1) A portion of working capital will be used for officers' salaries.
Because the Offering is being made on a "best-efforts" basis, without a minimum offering amount, we may close the Offering without sufficient funds for all the intended proceeds set out above.
If the Offering size were to be $3 million, the net proceeds will be approximately $2,925,000 after deducting estimated offering expenses of up to $75,000.
In the event of an Offering of that size, we expect to use the net proceeds as follows: Approximately $1,175,000 on production, approximately $250,000 on additional fundraising efforts and approximately $1,500,000 for working capital.
If the Offering were to be less than $3 million, the company plans to use the first approximately $750,000 raised for salaries, travel and the pursuit of additional funding. The next approximately $100,000 would be used to pay vendors. The next approximately $400,000 would be used for production expenses and working capital and any additional capital would be used for further sales and marketing.
The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category or another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this Offering in short-term, interest-bearing securities.
The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

6.       DESCRIPTION OF BUSINESS
Background
Nano Stone is a pioneer in the development of unique granite and marble finished products with its disruptive Nano technology that provides eco-friendly & durable attributes to natural stones. The company's Nano technology chemically impregnates natural stones e.g. granite, marble, etc. with anti-bacterial, anti-stain, anti-etching and anti-radon properties, an increase of up to 30% additional strength, near-permanent uniform coloring from a wide selection of shades and an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes. This unique technology was developed through years of research with millions of dollars of investments before achieving this level of perfection. The resulting product is a cost-effective game changing disruptive innovation ready for the broader market for upgradation in building materials for interior and exterior building design, new construction and home remodeling projects. Nano Stone's premium quality stone is easier to maintain, eco-friendly and optimizes the use of scarce natural resources by allowing for thinner tiles with reduced breakage during transport, installation, and general use.
Competitively priced granite and marble are available in many parts of the world including in Brazil, China and India, all of which have abundant supplies in a wide range of quality, color, and designs. The Company procures these at competitive prices and processes the stones with its proprietary technology to make premium quality products with unique features that are currently unavailable in the market.
The Company is a headed by a visionary team led by Sanjay Mody and Dr. Gyung-Young Kim with a focus on the mass commercialization of its disruptive Nano Technology to optimize and materially enhance natural stones as they are being used in the building industry. Sanjay Mody acquired the assets and key personal of the Korean entity to form Nano Stone Inc. with the objective to grow the Company as a global supplier of the unique technology treated natural Stone and market it under the brand of "Nano Stone". Nano Stone has been successfully tested, certified and installed in both new construction and old remodeled developments for over 36 months.
To protect against patent infringement and to retain its long term value proposition for its investors and its brand as it develops and grows its business, the Company has made a conscious decision of keeping its technology for the formulation of its Nano chemical and the Nano process a trade secret. The Company will be manufacturing its chemical production in the US to protect trade secrets, to maintain quality control and to limit just the processing of natural stones in different parts of the world for efficient processing and low cost distribution/direct access to a variety of natural stones.
The Company currently has marketing operations in US, Korea, China, Japan and Hong Kong and is expanding its relationships with distributors and suppliers of natural stone, with end user developer groups in the US, UK, India and MENA markets. The Company's expanded presence in Brazil, India, and other parts of Asia for procurement and processing of natural stone will facilitate the scalability of the company's product offerings through its supply chain and allow for distribution and reach in all of its target markets.
Nano Stone Product Overview
Problem
For decades, the natural stone industry has had very few innovations in optimizing the use of natural stones. There is an increased demand for eco-friendly, health protective and home freshening building material that reduces maintenance and meets the need of growing prosperous and successful individuals. Additionally, the industry has been plagued with logistic issued including breakage losses resulting in increased freight and insurance costs. Finally, due to the inconsistent color availability of many natural stone types, it is very difficult for procuring new natural stones for large premium projects, for repairs and maintenance that match the originals and for architects and developers for new construction and the remodeling of older homes.

Product Solution: Next Generation Stone Enhancements
The company's eco-friendly cost effective Nano Technology chemically impregnates natural stones e.g. granite, marble, etc. through the use of proprietary chemicals and specialized process to seal the pores and enhance the stones with distinguishing features such as anti-bacterial, anti-stain, anti-etching and anti-radon properties; and increase of up to 30% additional compression strength; permanent coloring from one of many thousands of shades; and/or an infusion of many different varieties of long lasting fragrance, all with superior quality shine and finishes that distinguishes the Company from other natural stone distributors around the world.
Our Nano treated stones feature added strength and pollution deflection properties that can prolong the life of the product for interior and exterior settings and minimize wear and tear. This unique technology was developed through 9 years of years of research with millions of dollars of investments to achieve this level of perfection and with dedication and detailed planning, our products will be the new industry standard and will set the bar for other manufacturers and distributors to meet the expectations of customers worldwide
Our revolutionary Nano technology impregnates the stones and seals all open pores to give all Nano Stones the following unique properties:
* Superior Strength - Our technology adds up to 30% compression strength to natural granite and marble. The additional strength reduces breakage during transportation/installation and increases the longevity of the stone in its various applications
* Anti-Bacteria - Unlike natural stones, our Nano technology fills the open pores that traditionally are breeding grounds for harmful bacteria
* Anti-Radon - Natural stones inherently carry traces of radium within their pores. Our Nano technology seals off the stone's pores preventing unhealthy radon exposure.
* Anti-Stain - Natural stones are porous by nature and will stain if exposed to many different mediums. Our treated stones repel penetration from mediums such as wine, oil and greasy materials making them stain free and preserving their natural look and beauty.
* Anti-Etching - Certain stones are fairly soft and prone to etching (marking) which is caused by acid reaction with calcium carbonate.  Our Nano treated stones are resistant to various acid, alkali substances and chemicals.  Since Nano Stone Product is resilient, they can be used in various chemical plants and food processing plants.
* Superior Polish - Our Nano treated stones allow for a higher level of shine and refractive gloss from their untreated counterparts providing for premium quality finishes to the end user.
Optional Add-on Attributes:
* Permanent Coloring - An optional add on to our revolutionary technology permanently impregnates our premium stones with a wide selection of vibrant uniform colors that provides consistency for developers engaged in premium quality buildings, for residential, commercial or public use. The coloring options also provides consistency for rehab of older buildings and Public places marked historical or heritage.
* Long Lasting Fragrance - Another unique optional add on to our revolutionary technology is permanently infusing a wide selection of long lasting fragrances into our stones (i.e. Rose, Lavender, Jasmine, Orange, Lilac, etc.). Compared to any perfume that we buy today for use in our daily lives, our Nano treated stones have long lasting fragrance that improves the ambiance in hospitality and commercial places.
Salient Features
Nano Stones exhibit unique attributes that are attractive to end users:
* Resistive to color change from ultraviolet exposure
* Resistive to pollution permeation in stone caused by CO2, Chemical Corrosion, Freeze/Thaw
* Quality uniformity in all our stones
* Enhanced compressive strength
* Expanded use of materials in construction
* Opportunities to replace building materials in various uses
* Eco-Friendly Nano chemical treatment is harmless to humans
* Resistive to deterioration in both color, finish, and strength
* Flexibility of shapes, colors, and patterns including matching looks from different installations
* Minimized defects, lower wastage and reduced cost for cost and quality efficiency
* Longer lasting stone life reduces replacement/maintenance costs over the life of the building
* Enhanced strength compression allows for users to use slimmer profile stones.

Neutralization                   Frost Damage                         Sea Water Damage                Erosion

Nano Stone Technology

Pore are inherent in all natural stones. Our proprietary Nano Technology process impregnates the stone's pores with proprietary Nano chemicals that provide the stones our unique attributes. The penetration is uniform throughout the stone up to a thickness of - 300mm.

To prove the robust characteristics of the Nano Stones, we had them tested and the results were incredible:

Business Strategy
Nano Stone has been successfully tested, certified and installed in both new construction and old remodeled developments for over 36 months. Nano Stone has ready infrastructure in Korea and China that provides significant production capabilities in the near-term, allowing the Company to focus on sales and execution. Our extensive experience and market research has helped us identify our priorities and target customers to grow our business. Nano Stone is rapidly recognized as a premium natural stone in its existing markets of Korea, China and Japan and has achieved revenues of approximately over $17 million since inception with 45% gross margins with installations in new and remodeled buildings as well as outdoor venues. The global market for natural stones is approximately $50 billion and projected to grow by 6% through 2020. North America, Europe, MENA, and the Far East markets are all growth markets with increased focus on infrastructure projects that provide a stable outlook for both sales and profitability. We are focusing on expanding new markets, increasing sales, marketing and standardizing production and treatment of stones in other new centers for processing of Nano Stones to meet customer needs.
We have a multi-fold marketing and growth strategy to increase our customer base, revenue and profits. We are adopting a four-point strategy to grow our business both in domestic and international markets.

The market could be segmented as follows:
1) Construction Projects: Work directly with various Project Developers and GC's across markets;
2) Architects and Designers: Work to integrate Nano Stone as a specific product in scope of work;
3) Distributors for kitchen counter top markets, flooring & tiling external building walls for premium value.
4) Large Retailers: Distribution of fragrant stone products.

Our products have an inherent edge to other natural stones available in the market, as our technology process enables natural stones to exhibit attractive unique features:
* Nano Stones may have a positive effect with consumers valuing environmentally friendly multifunctional natural stones that also translate into premium value for the real estate in which it is installed
* Nano Stones retain their high aesthetic qualities for longer than traditional stones resulting in higher feasibility for faster growth and strong ROI for our distributors and the Company
* Our technology treats high quality abundantly available granite and marbles with colors that command premiums in the market place including exotics and specialties for specific projects resulting in higher margins and faster market penetration
* Our basic Nano treated stones or color impregnated stones can also be infused with long lasting fragrance that can enhance the ambience, reduce daily maintenance costs post installation, and would be a premium differentiator for the end users
We are meeting project developers and distributors across markets and are positioning ourselves with a country centric approach to blend with local business practices through our partners where we have easy access to low hanging opportunities. We will invest our resources wisely and focus on ready projects that have the high potential to adopt our products for high quality, ambiance, low maintenance and long lasting value. We will protect our trade secrets and control Nano chemical manufacturing to maintain quality control over our production here in the US. Our stone processing units will be located at sites in India and Brazil besides our current processing centers in Korea and China. These few different countries offer cost efficient processing with lower operating and labor costs and offer wide selection and price competitive availability of granite and marble. This will make our global supply chain more efficient for distribution/direct access to end users, resulting in increased revenue, customer satisfaction and stronger profit margins.
Nano technology processed granite and marble products infused with fragrance have an untapped opportunity for hospitality, commercial and residential markets. High-end and Premium hotels worldwide will seek this unique product for their lobby areas, bathrooms, and other common areas that can enhance the ambiance and reduce maintenance costs post installation. Commercial buildings have high foot traffic and high quality granite with impeccable finishes and infused fragrance would be a welcome addition and a premium differentiator.
Additionally, our research has identified a sizable market potential for long lasting fragrance on natural stones for use as mementos, paper weights in offices, and attractive air fresheners in bathrooms, storages, cars, and kitchens. The Company is working on introducing miniature marble and granite chip products with a variety of fragrances for the residential market that can replace traditional air fresheners in bathrooms, kitchens, and lobbies with attractive stone and stone chip replacements presented as a jar of stones for kitchens and bathrooms, small netted bags for bathrooms and cars, etc. to remove odors and provide a fragrant ambience to the user.
We are working on launching our retail small bag packaged hand polished natural stones with fragrance in granite and marble with various colors and shapes. Our retail prices would be attractive for our consumers and retail channels to profit and provide incentives for retailers to stock our product. The prices would vary based on different natural stones, natural colors, shapes and other considerations for maintaining premium value and brand recognition. This premium gift item packaged for the rapid acceptance by most consumers would find a ready appeal with distributions in stores such as Bed Bath & Beyond, Ikea, Home Depot, Lowes, and other such distribution centers.
Our unique products would provide fragrant solutions that would not only look attractive but would provide long lasting fragrance that would enhance the ambiance of the room in which it sits. Our technology's versatility will continue to drive Nano Stone's development of many other product applications.
Market Overview
Large and Growing Global Opportunity for all types of Stone Products
* Global granite and marble trade has continued to increase year over year since 2010 and is now estimated to be over $55 billion with over $20 billion in just Brazil, India and China
* Demand for natural stones in a few developing markets is growing at an annual rate of 10% and US demand is projected to grow at 7% until 2020 for residential, commercial, hospitality and refurbishing projects
* Different regions of the world have varied preferences in colors, designs and qualities of stones
* Regions with hot climates prefer marble while countries with temperate climates are more inclined towards granite
* With increased prosperity over the decades, upgrading homes for better living and improving resale value for homes continues to propel markets for granite and marble
Low Barriers to Entry with the Right Product and Relationships
* The global market is unorganized and highly fragmented with a majority being small mom & pop operations
* A large portion of the granite and marble sales in most markets are driven by architects, developers and infrastructure project developers
* The sector on the whole is unorganized and non-standardized.
* Most current vendors are traditional and have not experienced any disruptive new technology in their product offering.
Strong Demand for Cutting Edge Products
* Construction activities in many developing markets are demanding eco-friendly building materials with low maintenance and premium resale value
* Developers worldwide are searching to differentiate their projects with long term value propositions and are open to adopt newer technologies that command premiums to end users
* Surveys have found that an overwhelming majority of respondents prefer granite countertops to any other countertop surface for their "dream kitchen," and they believe that granite countertops and high-end marble kitchen countertops increase the resale value of a home
* Consumers seeking consistency in color and design inevitably settle for engineered stones that are full of chemicals and may have adverse health effects.
* Nano treated marble with higher compression strength and several unique attributes including our Anti-etching properties would become the premium consumer choice across markets.

Sales & Marketing Strategy
Go-to Market Strategy
Nano Stone has researched and had discussions with customers in the following market segments to determine our initial customer type for our Go-to-Market strategy.
o Multi-site retail outlet stores
o Bus and Railway Stations
o Airports
o Architects and Designers
o Developers for residential and commercial buildings
o Hotels Chains
o Home improvement Chain Stores
o Hospitals
o Military & Defense sector
o Gov. Organizations (Fed/State/Local)
o Multi-tenant/floor office Buildings
o Residential developments
o Rehab work for residential and public projects

* Nano Stone will partner with successful and experienced wholesale operations across various regions in US and globally that will showcase our products and source and sell our branded Nano Stone products with our unique attributes in a variety of colors, designs and fragrances that will differentiate them from other natural stone product vendors.
* Build brand equity through targeted promotions and focused high impact advertisements that will educate the consumer about Nano Stone's unique features and provide vanity value to developers.
* Offer attractive rebate incentives to dealers for meeting or exceeding sales targets.
* Develop a broad base of architects & developers that will promote Nano Stone products in their projects
Nano Stone = Price Competitive and Product Reliability
* Continue our focus on reducing procurement cost, maintaining and improving quality, color and design for a steady supply
* Improve our semi-automated production line to ensure quality production, cost control, homogenization of products and process stability to retain the hallmark of quality
* Develop an efficient global supply chain to reduce lead time for product delivery
* Adopt regional needs for size, design, color and quality
* Maintain a healthy stock of products in logistics centers to enable just in time delivery as required by project developers and partner distributors
* Maintain competitive pricing with premium quality
* Brand each slab and stones with logo to enhance customer confidence in buying Nano Stone products for quality and warranty
* Utilize sturdy fiberglass mesh packaging to minimize breakage and transit losses
* Incentivize strategic warehouse operators interested in higher margins with exclusive territories
* Provide homogenous suggested retail pricing to benefit both distributors and customers
* Co-op advertising to support distributors

Customer Benefits & Customer Acquisition
Our Nano Technology can infuse natural stones with permanent coloring from one of many thousands of shades that provides enormous flexibility to architects to design projects and create long lasting buildings with the strength, coloring, health hygiene, fragrance for projects that have large flow of people such as Government buildings, museums, public infrastructure, multi-family apartment buildings, office building and shopping complexes, premium quality personal homes, etc. Currently there are no known products that could claim long lasting fragrance capability in the natural stone offerings.
Our marketing strategy is to appoint one or two master distributors in each country depending on the size and assisting them with meeting supplies to large chains and sizeable retailers for quicker access to the consumer markets. We expect large business in the US and many other parts of the world where we have started discussions for tie- ups for distribution and market penetration. Our growth would only be impeded due to resource constrains rather than consumer demand as any new technology and processes is expected to encounter a surge once it rolls out a new anticipated product successfully in the market place.
Channel partners working through distributors and resellers are always seeking newer products to offer customers as product acceptance in alignment with existing stone manufacturers and trends in the market. We are confident that our product appeal would experience strong traction through these channels. In the first year, we will invest resources for developing these channels and expand the channel business as we grow our distribution network and work in tandem. We expect 60% of growth through project sales, 25% through retail chains, and 15% through distributors/resellers.
The average Cost of Customer Acquisition (COCA) may not be high as we have ongoing sales and installed base in Korea, Japan and continue to work with developers in existing markets in Korea, Japan and expand in Hong-Kong, US, India, UK and EU. Considering the innovating product and its wide appeal retailers will help spread the word through their networks, this will develop considerable residual sales to drive the COCA down over time.
The unique attributes of the natural stone have shown high excitement from architects and project developers in the US, India and MENA markets as the increased strength and unique Nano Stone features are a strong differentiator from any stone product they are currently deploying. The pricing for the product will be classified with other premium quality comparable colors and origin of stones and the branding element of "Nano Stone" would provide a unique identity as a marketing tool for residential and commercial upscale and premium developments.
Competition
We have a unique product with trade secret technology protection that limits any known competition in this space in the near future. Since our technology and process are a trade secret it will provide a strong lead in expanding our market share and the branded Nano Stone will be more recognized before any new competition arrives on the horizon.
While some players may cut prices on their natural stones to protect their market share, our technology is agnostic to the pricing from stone quarries and those benefits could be calibrated to our advantage. Our technology and processing cost does add much to the final cost but our procurement techniques and premium placement in the market with several quality attributes mentioned above would identify our product as their final choice. Nano Stone would soon become the product of choice by consumers and that would bring change in the outlook of the industry.
Sales Model
Goals:
The Company's product offering is divided in segments based on different natural stones, level of treatment, colors and fragrance. The new construction project segment is the segment for generating strong volume business. Our focus area of growth is for A&D projects supported and supplemented by wide distribution arrangements to make our product accessible for segments such as home remodeling, bath and kitchen upgrades and new installs, and the specialty fragrant stones market. We will be profitable in the first year of our operation as we have confirmed orders pending execution from our projected funding by 4th quarter 2016 with gross margins higher than industry standards. We are projecting double-digit quarterly growth in our business for the next 5 years that will provide strong above average returns to our shareholders.
Sales Pricing:
Nano Stone has a wide variety of natural stones from different regions for different applications. The price of the product will be determined by the details of process, color, quantity and application of the end user. The internal objective is to maintain a balanced approach of upper end pricing and in some case as premium pricing for some rare stones with colors and added attributes to remain profitable and competitive in the market place. The pricing of each product varies from time to time and our model of low inventory and market lead time for delivery facilitates us to optimize pricing and margins based on volume and product classification in each country. In standard cases of popular colors and design we will maintain a standard transfer price keeping taxes and duties in account. Some flexibility for our channel partners helps them enhance their profitability and attract them towards marketing and stocking Nano Stone in their inventory.
The wide application of the Nano technology offers a wide horizon of product offering that would make Nano Stone branded product a success in the market place with generating brand value and profiting all stake holders
Sales Methods:
All markets have different marketing standards/methods and we will adopt local customs when we enter markets. Currently, we are working on projects with developers and architects that have projects set up underway and therefore have smaller lead times to cater to their customized needs for both internal and external stone products in their design.
We plan to co-locate a Nano Stone boutique in warehouses and showrooms in the US to house various Nano Stone designs and colors with minimal inventory stocking requirements and attractive margins for the wholesalers and warehouses to promote Nano Stone premium natural stones.
We are working on tie-up with large existing distributors to stock our goods and act as wholesalers and distributors for our products and limit our overheads in the market until we gain sufficient traction to build out and operate our own warehousing.
In each of the local markets, we plan to utilize an experienced sales force with a deep knowledge of the market, industry and region to provide correct information and visibility to plan ahead of trends and business activities. Our product portfolio will grow based on feedback we receive from Wholesalers and distributors to meet the needs and aspirations of the consumers.
Our focus is to market and promote all treated natural stones as branded "Nano Stone" products and not by their origin as is the current custom in the market place.
We will participate in major trade shows and regional shows to promote our products with unique attributes. Our selection of wholesalers and distributors will filter low end traders so we can focus on working with only the high-end wholesalers and distributors in the markets we choose to enter.
Nano Stone plans to use Salesforce.com as it's principle CRM tool. The platform is excellent for multi-person access and review of any account so customer information can be accessed easily from anywhere.

Management Resources
Nano Stone represents a blend of the shareholders' management, financial and commercial skills together with specific skills in specialist areas of the natural stone industry. Equity participants in Nano Stone businesses provide a mixture of risk capital, management experience and specialist knowledge in order to enhance the value of their personal investments in their business. The management team is highly diversified and has gained a wealth of experience in both large corporations and small growth businesses enabling them to apply this knowledge for the benefit of the Company.
Financial and Regulatory Controls
Nano Stone is engaged in global expansion for its existing technologies and will be institutionalizing its accounting, CRM, and management information systems. This upgrade will improve the timeliness of reports prepared both by local and global operations and at a consolidated level improving controls within Nano Stone decentralized management decision-making process. The global finance and banking will be managed at single point from its US headquarters. In all countries of operation, Nano Stone will work with its local counterpart to ensure compliance with local regulatory frameworks.

7.      DESCRIPTION OF PROPERTY
The Company's head office address is at 2125 Center Ave, Suite 414, Fort Lee, New Jersey 07024.
The company has an office location in Seoul, Korea and Hong Kong, a factory in Moonkyung, Korea, and factory in Jinzhou and Shenzhen China as well as other tangible and intangible assets including plants/equipment that can handle significant production as the Company optimizes its supply chain with processing units at the most important centers.

8.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The company was incorporated in May 4th, 2016 and since then we have been engaged primarily in developing the design and engineering concepts for Nano stone and seeking funds from investors to fund that development. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business.
Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage, since we are devoting substantially all of our efforts to establishing our business. The Company has not generated revenues from operations since it was incorporated and therefore lacks meaningful capital reserves.
Operating Results
As of August 31, 2016, we have not generated any revenues and incurred expenses of $46,806. Our operating expenses consisted of the costs incurred in organizing the company and this offering. As a result, our net loss for the period from inception through August 31, 2016 was $46,806. Our accumulated deficit at August 31, 2016 was $46,806
To meet our need for cash we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.
Liquidity and Capital Resources
As of August 31, 2016, the Company had $62,194 in cash and total liabilities of $65,000. As of August 31, 2016, the Company has incurred total expenses since inception of $46,806, related to business planning, research and development, recruiting management and staff and raising capital. In management's opinion, the Company's cash position is insufficient to maintain its operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. The Company hopes to raise $18,000,000 in this Offering. If we are successful at raising the maximum amount of this offering, we believe that such funds will be sufficient to fund our expenses and growth strategy over the next twelve months.
Although we intend on developing our marketing and growth strategy with our proceeds, there is no guarantee that we will be able to execute such a plan within our target time. Developing the project will depend highly on our funds, the availability of those funds, and the size of the fund raised. Upon the qualification of the Form 1-A, the Company plans to pursue its strategy of the business. There can be no assurance of the Company's ability to do so or that additional capital will be available to the Company. If so, the Company's investment objective of developing the business will be adversely affected and the Company may not be able to pursue its project opportunity if it is unable to finance such buildup. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.
We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are an early stage company with no operations within the Company to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company may be required to cease business operations. As a result, investors may lose all of their investment.
Off-Balance Sheet Arrangements
As of August 31, 2016, we did not have any off-balance sheet arrangements.
Liquidity and Capital Resources
As of August 31, 2016, we had cash of $62,194 and a working capital surplus of $10,000,
In 2016, we funded our operations primarily through cash contributed through the acquisition of assets from the founder and his associates, a working capital surplus, and a $55,000 loan from our founder.
Plan of Operations
Nano Stone has been successfully tested, certified and installed in both new construction and old remodeled developments for over 36 months. Nano Stone has ready infrastructure in Korea and China that provides significant production capabilities in the near-term, allowing the Company to focus on sales and execution. Our extensive experience and market research has helped us identify our priorities and target customers to grow our business. Nano Stone is rapidly recognized as a premium natural stone in its existing markets of Korea, China and Japan and has achieved revenues of approximately $15 million since inception with 45% gross margins with installations in new and remodeled buildings as well as outdoor venues. The global market for natural stones is approximately $50 billion and projected to grow by 6% through 2020. North America, Europe, MENA, and the Far East markets are all growth markets with increased focus on infrastructure projects that provide a stable outlook for both sales and profitability. We are focusing on expanding new markets, increasing sales, marketing and standardizing production and treatment of stones in other new centers for processing of Nano Stones to meet customer needs.  We have a multi-fold marketing and growth strategy to increase our customer base, revenue and profits.

9.      DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES
Nano Stone has assembled an experienced management team including experts and executives in our industry and professionals with decades of experience in the stone industry. Sanjay Mody, Sanjay is the Founder and President of Nano Stone Inc., a Co-Founder and Director at Ojas Capital, and brings with him over 30 years of international marketing, finance, management, banking, principal investing, resource management, restructuring, consulting and operations, Dr. Gyung-young Kim, Dr. Gyung-young Kim is the chief inventor of the Nano Stone technology using Marble and Granite to evolve unique attributes and coloring technology with proprietary Nano ecofriendly process. He has pioneered the technology and process to impregnate natural stones e.g. granite, marble, etc. Sanin Mody, Director, Sanin Mody is an experienced investment and management professional as co-founder of Ojas Capital, LP, a Director at Nano Stone Inc., and brings with him a breadth of finance and operations experience. James Lee, Director, James brings to Nano Stone over twenty-five years of sales and marketing experience with an emphasis on new product and market development for premium construction materials, computational cameras, and other technology devices.
The table below lists our directors and executive officers, their ages as of August 31, 2016, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name
Position
Age
Date of First

Appointment
Executive Officers

Sanjay Mody
Chairman and President
58
May, 2016

Dr. Gyung-young Kim,
CTO
64
July, 2016
Sanin Mody
Director, Senior VP
31
May, 2016
Dong Ho (James) Lee
Director (Asia Operation)
   53
July, 2016
Honshik Chung
Sales Director (Asia)
   50
July, 2016

Directors

Sanjay Mody
Director
58
May, 2016
Sanin Mody

Director

31

May, 2016

Executive Officers
Nano Stone has a core team of highly experienced management and technology staff to execute on its business strategy.
Sanjay Mody - Founder, Chairman and President
Sanjay is the Founder and President of Nano Stone Inc., a Co-Founder and Director at Ojas Capital, and brings with him over 30 years of international marketing, finance, management, banking, principal investing, resource management, restructuring, consulting and operations. He gained wide experience through his roles in asset management at Morgan Stanley Dean Witter, as an executive at Laidlaw Global, as a board member on Caprius Inc. a publicly traded pharmaceutical company, as a board member of Rockland Technimed, Ltd., a Theranostics company with a disruptive Nano-tech MRI medium that seeks to set the new Gold standard of metabolic imaging. He has mining experience managing operations in Russia, electronic factories in India and China and through various other executive roles at institutions across the world. His wide network of global domain relationships provides him wide reach into markets for fund raising, marketing & regulatory processing and developing the company's strategic growth initiatives as well as oversight over business execution. He studied commerce from Bombay University.
Dr. Gyung-young Kim - CTO
Dr. Gyung-young Kim is the chief inventor of the Nano Stone technology using Marble and Granite to evolve unique attributes and coloring technology with proprietary Nano ecofriendly processes. He has pioneered the technology and process to impregnate natural stones e.g. granite, marble, etc. through a process and enhance the stones with distinguishing features such as anti-bacterial, anti-stain, anti-etching, and anti-radon properties, 30% additional strength, permanent coloring from one of many thousands of shades, and to infuse the stone with one of many different varieties of long lasting fragrance, all with superior quality shine and finishes. He was formerly employed with S.G. Technology Ltd. and has served as a professor at one of Korea's most recognized university, Korea University, after leaving his post as Chief Researcher at KIST (Korea Institute of Science and Technology). His accomplishments include having over 150 patents across technologies including Nano Stone technology, dielectric composition, RFID, ceramic antenna and building materials. He received his Ph.D. from North Carolina State University in Material Science and Engineering and completed his Post-Doctorate at the University of Florida State.
Sanin Mody - Director
Sanin Mody is an experienced investment and management professional as co-founder of Ojas Capital, LP, a Director at Nano Stone Inc., and brings with him a breadth of finance and operations experience. Prior to Ojas, Sanin was the Healthcare Acquisitions Manager at Virtus Real Estate Capital where he was responsible for originating, structuring, presenting to investment committee, executing and managing over $200 million of senior housing real estate investments. Previously, he advised public Health Care REITs and Real Estate opportunity funds on financial and strategic alternatives related to buy and sell-side mergers and acquisitions, recapitalizations, portfolio acquisitions/dispositions, and equity and debt financings as a member of Barclays' Global Real Estate Investment Banking Group in New York. He has also spent time working with OMERS Private Equity in New York where he evaluated investments and structured LBOs for the $4 billion fund, and at Morgan Stanley in their New York headquarters as an
Investment Banker helping raise capital and executing M&A transactions for technology, media, and telecom companies.
Sanin received his MBA with a concentration in Finance, Real Estate, and Operations from Columbia Business School and holds a degree in Operations Research and Industrial Engineering from Cornell University.
Dong Ho (James) Lee - Director of Asia Operations
James brings to Nano Stone over twenty-five years of sales and marketing experience with an emphasis on new product and market development for premium construction materials, computational cameras, and other technology devices. Prior to Nano Stone, he was a Partner and Sales Director for Korea's leading professional photo papers and microporous coating specialty company. He worked for 5 years in one of Korea's largest cable television suppliers C&M and served as the chief marketing officer for KCC for launching new construction materials in the Korean, US, European and MENA market where he gained proficiencies in management while leading his respective territories and developing/implementing sales and marketing plans that exceeded sales targets year over year. James has been responsible for launching new products, in organizing exhibitions as well as seminars, and in generating result oriented regional contacts and expert at building local channel partners to promote new products and achieve sales target. At Nano Stone, he is responsible for providing guidance and leadership to sales, marketing and production in his territories and lead regional and international sales and marketing efforts for the company. He is widely traveled throughout Europe, North Africa, Asia, the Middle East, U.S. and India and has lived and been educated in both Canada and Korea. James holds an MBA from KAIST, Business School in Seoul, Korea.

Honshik Chung - Sales Director (Asia)
Honshik brings to Nano Stone over twenty-five years of sales and marketing experience having worked in some of the most prestigious corporations in Korea.  Prior to Nano Stone, he was the Chief Global Strategy Officer and Executive Director for New Business Development for CJ E&M, a company listed on the KOSDAQ exchange with revenues of over $1.4 billion.  Prior to that he was the Chief Marketing Officer and Sales Director for C&M where he helped the company grow its revenue to over $300 million in 8 years with over 40% EBITDA margins.  He has also had extended experiences working with Prudential Life Insurance and Daewoo Corporation where he was responsible for sales and marketing of a variety of products and services across their portfolio.  Honshik has been responsible for positioning companies, products, and services, generating result oriented partner contacts and achieve sales targets in each of his previous roles. At Nano Stone, he is responsible for generating tangible sales for the Company's products, marketing and positioning the product across our target markets/territories, and managing sales and marketing efforts for the company. Honshik holds a Bachelor of Business Administration degree from Yonsei University in Seoul, Korea.
Significant Employees
The company currently has 7 personnel working on behalf of the company. However, to conduct its operations to date, Nano Stone has engaged a team of experienced engineering consulting companies and contractors with extensive knowledge and experience in the natural stone industry to assist with development and marketing of the its technology and to assist its marketing activities. The company anticipates that it will hire a number of key personnel as employees after completion of the Offering.

10.      COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information about the annual compensation of each of our four highest-paid persons who were directors or executive officers during our last completed fiscal year.

Cash
Other
Total

Capacities in which
compensation
compensation
compensation
             Name
compensation was received
($)
($)
($)
Sanjay Mody
President/Chairman
-0-
-0-
-0-
Dr. Gyung-young Kim
CTO
25,000
-0-
-0-
Sanin Mody
Director and SVP
-0-
-0-
-0-
James Lee
Director of Asia Operations
-16,500-
-0-
-0-
Sanjay Mody, Dr. Gyung-young Kim, Sanin Mody, and James Lee received stock grants in lieu of compensation for their service to the company and as founders: Mr. Sanjay Mody received 6,000,000 shares of the company's common stock, Dr. Gyung-young Kim received 60,000 shares of the company's common stock, Sanin Mody received 1,000,000 shares of the company's common stock, and James Lee received 150,000 shares of the company's common stock.
Compensation of Directors
We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans in place at the moment, but reserve the right to put one in place in the future.

Executive Compensation Philosophy
We believe that Nano Stone is at the beginning of its journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and develop new business opportunities by leveraging the unique technology we have in hand, and constantly enhancing our business model. To achieve these objectives, we need a highly talented team. We also expect our executive team to possess and demonstrate strong leadership and management capabilities.

11.      SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS
Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of November 15, 2016 by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Amount and

Amount and

nature of

nature of

beneficial

Percent

beneficial

ownership

of class

Name and address of beneficial owner (1)

ownership (2)

acquirable

(3)

Sanjay Mody

6,000,000

-0-

68.18%

Sanin Mody

1,000,000

-0-

11.36%

James Lee

150,000

-0-

1.70%

Dr. Gyung-young Kim

60,000

-0-

0.68%

All directors and officers as a group (4 persons)

7,210,000

-0-

81.93%

(1)
The address of those listed is c/o Nano Stone Inc., 2125 Center Ave, Suite 414, Fort Lee, NJ 07024.

(2)
Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(3)
Based on 8,800,000 shares outstanding prior to this Offering.

12.      INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
During this fiscal year, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.
Conflicts of Interest and Corporate Opportunities
The officers and directors have acknowledged that under Delaware Corporate law that they must present to the Company any business opportunity presented to them as an individual that met the Delaware's standard for a corporate opportunity:  (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute.  However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board.  It is the Company's intention to adopt such policies and procedures in the immediate future.

13.      SECURITIES BEING OFFERED
Our authorized capital stock consists of two fifteen million (15,000,000) shares of common Stock, par value $0.0001 per share (the common Stock"). As of November 15, 2016, we had eight million and eight hundred thousand (8,800,000) shares of stock outstanding.
The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.
Common Stock
Voting Rights. (a) Voting Rights. (i)  Except as otherwise provided in the charter or the bylaws or by applicable law, the holders of shares of common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. (ii) Each holder of shares of the common Stock shall be entitled to one (1) vote for each share of common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.
Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.
Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.
Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.
Transfer Agent and Registrar
Colonial Stock Transfer Company, Inc.

14.      FINANCIAL STATEMENTS

NANO STONE INC.

Financial Statements
and
Independent Auditors' Report
May 4, to August 31, 2016

15.      INDEX TO EXHIBITS

Exhibit 2.1 Certificate of Incorporation
Exhibit 2.2 Bylaws
Exhibit 2.3 Form of Subscription Agreement
Exhibit 2.4 Consent of Accountant
Exhibit 2.5 Opinion re legality

16.  SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Bergen, State of New Jersey, on November 15, 2016.

Nano Stone Inc.

By:
 _______________________

Name:
 Sanjay Mody

Title:
Chief Executive Officer and Director

(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature

Title

Date

_______________________

 ______________________
Sanjay Mody

Director and Chief Executive Officer (Principal Executive Officer)

Signature

Title

Date

_______________________

 ______________________
Sanin Mody

Director